SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Investment Managers Series Trust

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361 DOMESTIC LONG/SHORT EQUITY FUND

361 GLOBAL LONG/SHORT EQUITY FUND

YOUR IMMEDIATE ATTENTION IS REQUESTED

Special Meeting of Shareholders Scheduled for March 17, 2021

Dear Shareholder:

We recently distributed proxy materials in connection with a Special Meeting of Shareholders for 361 Domestic Long/Short Equity Fund and 361 Global Long/Short Equity Fund (the “Funds”), which we will hold at 11:00a.m. PT, at the offices of Mutual Fund Administration, LLC, 2220 E. Route 66, Suite 226, Glendora, California 91740, on March 17, 2021. The Special Meeting of Shareholders is fast approaching and our records indicate that we have not yet received your vote. We are asking you to please take a moment now to submit your vote. Your vote is extremely important, as your participation helps us to avoid costly adjournments and additional solicitations.

Shareholders will be asked to vote on the following proposals:

Proposal 1:	Approval of a new investment advisory agreement between Investment Managers Series Trust, on behalf of the Funds, and Hamilton Lane Advisors, L.L.C. (“Hamilton Lane”);

Proposal 2:	Approval of a new investment sub-advisory agreement between Hamilton Lane and Wells Capital Management, Inc. (“Wells Capital”) with respect to the Funds;

Proposal 3:	The use of a “manager of managers” arrangement to allow Hamilton Lane and the Board of Trustees of the Trust to replace the Fund’s sub-advisors in the future without a shareholder meeting;

While to date, an overwhelming majority of the votes received have been cast in favor of the proposals, a quorum of the shares entitled to vote has not yet been achieved for your Fund.

The Board of Trustees recommends that you vote “FOR” the Proposal.

The proxy statement is available online www.OkapiVote.com/361Capital

In order for your vote to be represented, we must receive your voting instructions. please submit your vote Today uSING THE URL AND CONTROL NUMBER THAT are included in the EMAIL.

If you have any questions, please call Okapi Partners, our proxy solicitor, toll-free at 877-629-6355. Representatives are available Monday - Friday 9:00am to 9:00pm (ET).